Exhibit 17.1

RESIGNATION

I, Hong Yang, hereby resign any and all positions as the Company President, Secretary, treasury and director of Zenitech Corporation, a company incorporated under the laws of the Delaware.

Dated: June 28, 2013

/s/ Hong Yang__________

Hong Yang